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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in (i) the Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form SB-2, File No. 33-61798, (ii) the Registration Statement on Form S-3, File No. 33-83186, (iii) the Registration Statement on Form S-8, File No. 33-86080, (iv) the Registration Statement on Form S-3, File No. 33-80019, and (v) the Registration Statement on Form S-3, File No. 333-29635 of our report dated March 27, 1998 on the consolidated financial statements of Unapix Entertainment, Inc. and subsidiaries included in its Annual Report on Form 10-KSB for the year ended December 31, 1997, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the related Prospectuses.

/s/ Richard A. Eisner & Company, LLP

New York, New York
April 14, 1998